Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated 4 June 2015, with respect to the combined financial statements of DSM Pharmaceutical Products Group included in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-204789) and related Prospectus of Patheon N.V. for the registration of shares of its common stock.

/s/ Ernst & Young Accountants LLP

Maastricht, The Netherlands

13 June 2016